Exhibit 21.1

LIST OF SUBSIDIARIES

1.	CVD/RMS Acquisition Corp., a Delaware corporation.

2.	Nellix, Inc., a Delaware corporation.

3.	RMS/Endologix Sideways Merger Corp., a Delaware corporation.

4.	ELGX International Holdings GP, a Cayman Islands company.

5.	Endologix International Holdings B.V., a Dutch corporation.

6.	ELGX South Korea Ltd.

7.	Endologix International B.V., a Dutch corporation.

8.	Endologix New Zealand Co., a New Zealand unlimited liability company.

9.	Endologix Bermuda L.P., a Bermuda partnership.

10.	Endologix Italia S.r.l., an Italian corporation.

11.	Endologix Singapore Private Limited, a Singaporean limited private company.

12.	Endologix Poland sp. zo.o, a Polish limited company.

13.	TriVascular Technologies, Inc., a Delaware corporation.

14.	TriVascular, Inc., a California corporation.

15.	TriVascular Sales LLC, a Texas limited liability company.

16.	TriVascular Germany GmbH, a German limited liability company.

17.	TriVascular Switzerland Sarl, a Swiss limited liability company.

18.	TriVascular Italia Sarl, an Italian limited liability company.

19.	Endologix Canada, LLC, a Delaware limited liability company.